                                                            Reference on checks

                                                                       GTS 8530

                                 RESEARCH AGREEMENT

       THIS AGREEMENT is by and between IDT, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania whose offices are located at 2275 Swallow Hill Road #2500, Pittsburgh, Pennsylvania 15220 (hereinafter "SPONSOR") and WAKE FOREST UNIVERSITY SCHOOL OF MEDICINE, an educational institution organized under the laws of the State of North Carolina, whose offices are located on Medical Center Boulevard, Winston-Salem, North Carolina 27157 ("WAKE FOREST").

1. Scope of Work. WAKE FOREST will use reasonable efforts to perform the experiments and studies as required by the U.S. Food and Drug Administration
(FDA) to determine the safety and efficacy of implementing a method of heated perfusion of chemotherapy drug in the treatment of intraperitoneal and other cancers conceived and designed by WAKE FOREST ("the Method"). The Method utilizes SPONSOR's The ThermoChem-HT SystemTM and incorporates necessary items ("disposables") to practice the Method (the "System"). The protocol is attached as Appendix I and incorporated into this Agreement by reference (the "Research Project"). The Research Project may be modified by mutual agreement in a duly executed amendment to this Agreement. If there is a conflict between Appendix I and the other terms of this Agreement, the other terms of this Agreement are controlling. SPONSOR acknowledges that the primary mission of WAKE FOREST is health care, education, and the advancement of knowledge, and consequently, all services provided by WAKE FOREST under this Agreement will be performed in a manner best suited to carry out that mission. WAKE FOREST does not guarantee specific results of the Research Project.

       This Agreement anticipates collaborative research between SPONSOR and WAKE FOREST to evaluate and further improve the Method, including developing applications for the use of the System, and to develop and/or improve disposables and related accessories. As a condition of this Agreement, WAKE FOREST agrees to conduct a pilot study and share its results with SPONSOR. SPONSOR and WAKE FOREST will evaluate the data. Should the results be favorable, the parties intend to pursue further avenues of collaboration. In no event will SPONSOR offer for sale, sell or lease the System and the Method except as pursuant


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to a license agreement between the parties to be executed contemporaneously with this Agreement.

2. Key Personnel. The Research Project will be performed under the direction of Brian W. Loggie, M.D.C.M and Ronald A. Fleming, Pharm.D. In the event they become unavailable to continue with the Research Project, the parties will attempt to find a mutually acceptable substitute. In the event a mutually acceptable substitute is not found, the Agreement may be terminated in accordance with Section 9.1.

3. Term. The term of this Agreement is one year from the date on which IRB approval and FDA approval of the IDE is obtained (the "Commencement Date").

4. Costs and Billings. SPONSOR agrees to pay WAKE FOREST as outlined in the Budget and Payment Schedule attached (Appendix 2) in consideration for the Research Project. Checks will be made payable to Wake Forest University School of Medicine (Federal Identification Number 56-0532138), will reference this Research Project, and will be mailed to the following address:

                            Wake Forest University School of Medicine
                            The Controller's Office
                            Medical Center Boulevard
                            Winston-Salem, NC 27157

5.     Equipment.

       5.1. SPONSOR will provide WAKE FOREST with the System including Thermo-Chem HT disposable packs, in sufficient quantity to perform the work hereunder, without charge, throughout the term of the Research Project. Title to the System shall remain with Sponsor.

6.     Publications.

       6.1. Notwithstanding any other provisions in this Agreement, WAKE FOREST is free to publish, present, or use any results arising out of the performance of this Agreement for its own instructional, research, or publication objectives provided that the publication, presentation or use does not disclose any Information defined under Section 9. WAKE FOREST agrees that any proposed publication or presentation relating to the Research Project conducted under this Agreement will be submitted to SPONSOR at least thirty (30) days prior to submission for publication or presentation. No right of approval is granted to the SPONSOR. In the event that the proposed publication or presentation contains subject matter which needs patent protection, WAKE FOREST will, upon written request that identifies potentially patentable subject matter within the 3O-day review period, delay the publication or presentation for a maximum of an additional ninety (90) days to allow for the filing of patent application(s).

       Should the SPONSOR also desire to publish any results arising out of the performance of this Agreement, WAKE FOREST will be provided with a copy of any proposed publication or presentation at least thirty (30) days prior to submission for review. In the event that the proposed publication or presentation contains subject matter which needs patent protection, SPONSOR will, upon written request that identifies potentially patentable subject matter within the 30-day review period, delay the publication or presentation for a maximum of an additional ninety (90) days to allow for the filing of patent application(s).

       6.2. SPONSOR may issue press releases or other public communications at any time concerning the Research Project, but shall furnish a copy thereof to WAKE FOREST at least five (5) working days prior to public release. SPONSOR may not use or refer to the name of WAKE FOREST, its likenesses, logos, or marks of WAKE FOREST in any form without WAKE FOREST's prior written approval, which approval will not be unreasonably withheld.

7.     Intellectual Property

       Either party will retain title to any patent or other intellectual property rights in inventions made solely by its employees in the course of the work under this Agreement. In the case of a question of inventorship, federal law will rule. Any inventions made jointly by employees of SPONSOR and employees of WAKE FOREST will be owned jointly.

8.     Confidentiality

       8.1. In recognition of WAKE FOREST as a non-commercial, academic institution, SPONSOR agrees to limit to the extent possible the delivery of confidential information to WAKE FOREST. WAKE FOREST agrees to use our best efforts to hold in confidence, in accordance with this Section 8, any information disclosed to WAKE FOREST by SPONSOR under this Agreement and identified in writing as confidential (hereinafter "Information"). For the purpose of this Agreement, "hold in confidence" means that WAKE FOREST will protect the Information in the same manner in which it protects its own confidential information of similar nature. The Information will remain the property of the SPONSOR.

       8.2. The obligations of WAKE FOREST to maintain confidential under this Agreement will survive its expiration or termination and will endure for three
(3) years from the date of disclosure.


       8.3.   Information does not include:

              (a) information that is already known to WAKE FOREST prior to the effective date;
              (b) information that is or becomes publicly known through no fault of WAKE FOREST;
              (c) information that has been or is disclosed to WAKE FOREST by a third party who, to WAKE FOREST's knowledge, was not or is not under any obligation of confidence or secrecy to SPONSOR at the time said third party discloses to WAKE FOREST;
              (d) information that is developed by employees of WAKE FOREST who had no knowledge of the Information disclosed by SPONSOR to WAKE FOREST under this Agreement and that is identified in writing as confidential;
              (e) Information that is approved for release by written authorization of the SPONSOR; and
              (f) Information that is required to be disclosed by law, provided WAKE FOREST promptly notifies the SPONSOR in writing of such lawful disclosure.

9.     Termination

       9.1. If WAKE FOREST fails to continuously staff the project with personnel in accordance with Section 2, WAKE FOREST is not in default under this Agreement but the SPONSOR may terminate this Agreement upon 30 days written notice.

       9.2. In the event that either party defaults or breaches any material provision of this Agreement, the other party may terminate this Agreement upon ninety (90) days written notice to the party in default or breach. The Agreement will continue in force and effect, however, if the party in default or breach (within 90 days of the receipt of such notice) cures such default or breach.

       9.3. If either party should become insolvent or should make any assignment for the benefit of creditors, or should be adjudged bankrupt, or should file a petition in bankruptcy, or is named as debtor in an involuntary bankruptcy proceeding, or if a receiver or trustee of the property of either party is appointed, then this Agreement, at the option of the other party, will terminate, effective on the date notice of such termination is given.

       9.4. SPONSOR may terminate this Agreement at any time for any reason upon thirty (30) days written notice; provided, however, that early termination by SPONSOR for any reason other than the fault of WAKE FOREST DOES NOT RELIEVE SPONSOR OF THE OBLIGATION OF FULL SALARY SUPPORT AND FRINGE BENEFITS FOR THE RESEARCH NURSE AS OUTLINED IN THE BUDGET AND PAYMENT SCHEDULE (APPENDIX 2). All other payments, including financial obligations made prior to the termination date, shall be paid by SPONSOR within thirty (30) days of receiving a final invoice from WAKE FOREST.

       9.5. Termination of this Agreement for any reason will not relieve the parties of their duties and obligations which by their nature will survive termination. Obligations under Section 12 of this Agreement will survive as long as the Method utilizes the System.

       9.6. WAKE FOREST DISCLAIMS ALL WARRANTIES WITH REGARD TO ITS METHOD, INCLUDING ALL IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS, IN NO EVENT SHALL WAKE FOREST BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, WHETHER IN AN ACTION OR CONTRACT, NEGLIGENCE OR OTHER TORTIOUS ACTION, ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE METHOD.

10. Assignment. Neither party may assign this Agreement or any part of it without the written consent of the other party.

11.    Miscellaneous

       11.1. The headings in this Agreement are intended solely for convenience or reference and will be given no effect in the construction or interpretation of this Agreement.

       11.2. This Agreement, including any attached appendices, supersedes all prior oral and written proposals and communications, if any, and sets forth the entire Agreement of the parties with respect to its subject matter hereof and may not be altered or amended except in writing, signed by an authorized representative of each Party.

       11.3. The construction and enforcement of this Agreement will be governed by the laws of the State of North Carolina, United States of America, without regard to principles of choice of law. The parties acknowledge that this contract is entered into and will be performed in North Carolina.

       11.4. No waiver of any default, condition, provision or breach of this Agreement will be deemed to imply or constitute a waiver of any other like default, condition, provision or breach of this Agreement.

       11.5. If any section, term, condition or provision of this Agreement can be proven by a court of competent jurisdiction, to be-invalid or unenforceable, or if any section, term, condition or provision is found to violate or contravene the laws of the State of North Carolina, then the section, term, condition or provision so found will be deemed severed from this Agreement, but all other sections, terms, conditions and provisions will remain in full force and effect.

       11.6. Nothing contained herein will be construed as establishing an employer-employee, joint venture, or principal-agent relationship between the parties. In addition, neither party will have the right to incur any debt or expense for the account of the other party except as may expressly be agreed upon by separate written agreement.

12.    Indemnity and Insurance

       SPONSOR will indemnify, defend, and hold harmless WAKE FOREST from any suit, action, liability, claim, demand, judgment, and expense arising out of the fault of SPONSOR or the System. SPONSOR agrees that if any such claim is asserted or such suit brought against WAKE FOREST, or its officers, trustees, employees, agents, or subcontractors or their employees, SPONSOR will defend such claim or suit at the expense of SPONSOR. SPONSOR will cooperate with WAKE FOREST in the management of such claim or suit. The counsel chosen by SPONSOR must be reasonably acceptable to WAKE FOREST and agree to represent WAKE FOREST. SPONSOR will not settle or compromise any claim or action in a manner that imposes any restrictions or obligations on WAKE FOREST without WAKE FOREST's written consent, which consent will not be unreasonably withheld.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement signed by their respective officers duly authorized as of the date and year written.

WAKE FOREST UNIVERSITY SCHOOL OF MEDICINE IDT, INC.


BY                                      BY
  --------------------------                ----------------------
NAME: Lawrence D. Smith                   NAME: Glenn Keeling
TITLE: Associate Dean, Research           TITLE: President

DATE                                      DATE   March 16, 1999
    ------------------------

                                     APPENDIX 1

                                    The Protocol

                                      APPENDIX 2

       Drs. Brian W. Loggie and Ronald A. Fleming agree to conduct a Phase I trial of The ThermoChemHT SystemTM (the "System") of IDT, Inc. (IDT, Inc., hereafter referred to as "SPONSOR") in patients with disseminated intraperitoneal cancer. To assist in the SPONSOR's the System IDE submission to the Food and Drug Administration ("FDA"), Drs. Loggie and Fleming will provide to the SPONSOR a clinical protocol for inclusion in an IDE application prepared by the SPONSOR for submission to the FDA. A copy of the IDE will be provided to Drs. Loggie and Fleming at the time of the IDE submission. After the FDA has reviewed the IDE, the SPONSOR will contact Drs. Loggie and Fleming and provide them with specific details concerning the conduct of the Phase I trial, the number of study patients required, study endpoints, and other items requested by the FDA for the clinical evaluation of the System. Although the precise number of subjects to be evaluated is not known, a payment schedule and personnel budget breakdown to cover the cost of the Phase I study is provided below.

The following items will be provided by the SPONSOR to Drs. Loggie and Fleming:

- The ThermoChem-HTSystemTM(received January, 1998) and consumable supplies pertinent to IRB-approved use of the device for the number of patients covered under this Agreement.

- Funding for one year from the effective date of the Research Agreement as described below:

       1) Funding for partial support of one of the principal investigators [$3,593 (5% effort)], a clinical data manager [$6,672 (20% effort)] and a biostatistician [$2,884 (5% effort)] to collect and record data in a manner acceptable to FDA requirements and facilitate reporting of data to SPONSOR and the FDA.

       2) Minimum payment of $10,000 for non-assigned research funds, which use is to be directed by Drs. Loggie or Fleming for the purposes of the before-mentioned Phase I trial (analysis of drug concentrations in plasma and perfusate and related supplies) and other areas of mutual interest including, but not limited to, Phase 1, II, III trials of hyperthermia, regional perfusion, and new perfusion applications.

The parties will meet quarterly in person or by telephone to review the study progress. Where appropriate in scientific articles and in published articles, the collaborators will acknowledge the support of the SPONSOR.

PAYMENT SCHEDULE

- $23.000 at the initiation of the Project with the remainder due after the accrual of the fifth and last patient on the Phase I trial.

- Funds for travel to two national or international meetings for both Drs. Loggie and Fleming (including travel expense reimbursement and per diem payment not to exceed $1,000 per day, in accordance with WAKE Forest's customary policies) for presentation of data regarding the System to be agreed upon by WAKE FOREST and the SPONSOR.

- Funds for travel for the study nurse to attend one scientific meeting (including travel expense reimbursement and per diem payment not to exceed $1,000 per day, in accordance with WAKE FOREST's customary policies) to be agreed upon by WAKE FOREST and the SPONSOR.

BUDGET


                                                     Base                     Fringe
Name                 Role                 %Effort   Salary     Salary        Benefits      TOTAL
-------------------------------------------------------------------------------------------------
Ronald Fleming       Co-P.I.              10%       $56,580    $5,658        $1,528        $7,186

Greg Russell         Biostatistician      5%        $44,770    $2,239        $645          $2,884
                                                                             (28.8% rate)

Diane Garske         Data Manager         20%       $27,872    $5,574        $1,226        $6,800
                                                                                          -------
                                                                             (22% rate)
TOTAL PERSONNEL
  EXPENSES                                                                                $16,870

Phase I Trial Expenses (analysis of drug concentrations in plasma and perfusate and related supplies); and
 expenses covering other areas of mutual interest                                 $10,000

TOTAL                                                                             $26,870

Indirect Costs @25%                                                               $ 6,718
                                                                                  -------
GRAND TOTAL                                                                       $33,588

                                                       Plus travel and Milestone Payments